Exhibit 10.3

Form of Deed of indemnity, insurance and access

Locafy Limited

Company

______

Director

Contents

1.	Definitions and interpretation		1
	1.1	Definitions	1
	1.2	Business Days	4
	1.3	Interpretation	4
2.	Indemnity		4
	2.1	Indemnity against liabilities incurred	4
	2.2	Indemnity not to extend to certain matters	5
	2.3	Payments under the Indemnity	5
	2.4	No deduction	5
	2.5	Taxation	5
	2.6	Repayment	5
	2.7	Time limit	6
	2.8	Effect of termination of Indemnity	6
	2.9	Operation of Indemnity	6
	2.10	Rights against third parties	6
	2.11	Subrogation rights	6
3.	Director’s costs for advice		7
	3.1	Advance by Company	7
	3.2	Treatment of advances	7
	3.3	Costs of other independent professional advice	7
4.	Conduct of claims		7
	4.1	Notification	7
	4.2	Director’s obligations in relation to Indemnified Proceedings	7
	4.3	Company’s right to assume conduct of claim	8
	4.4	Director’s obligations where Company assumes conduct	8
	4.5	Company’s obligations where Company assumes conduct	8
	4.6	Counsel’s Opinion on settlement	8
	4.7	Conflict of interest	9
	4.8	Counsel’s Opinion on conflict of interest	9
5.	Insurance Cover		9
	5.1	Insurance Cover during Relevant Period	9
	5.2	Insurance premium	9
	5.3	Company’s other obligations	9
	5.4	Director’s obligations	10
	5.5	Disclosure	10
6.	Corporate Records		10
	6.1	Maintenance	10
	6.2	Ownership	11
	6.3	Return or destruction	11
	6.4	Requests for access to Corporate Records	11
	6.5	Response to Access Request	11
	6.6	Counsel’s Opinion in relation to an Access Request	12
	6.7	Manner of access to Corporate Records	12
	6.8	Confidential Information	12
	6.9	Permitted disclosure	12
7.	Privileged documents		13
	7.1	Joint or multiple privilege	13
	7.2	Withholding consent	13
	7.3	Access for defence of Proceedings	13
	7.4	Retainers	13
8.	Counsel’s Opinion		13
	8.1	Appointment of Counsel	13
	8.2	Counsel’s Opinion	14
	8.3	Further acts and documents	14
9.	GST		14
	9.1	Interpretation	14
	9.2	Reimbursements and similar payments	14
	9.3	GST payable	14
	9.4	Variation	14
10.	Notices		15
	10.1	How notice to be given	15
	10.2	When notice taken to be received	15
11.	General		16
	11.1	Amendments	16
	11.2	Assignment	16
	11.3	Consents	16
	11.4	Costs	16
	11.5	Counterparts	16
	11.6	Entire agreement	16
	11.7	Severance	16
	11.8	Stamp duties	16
	11.9	Waivers	16
12.	Governing law and jurisdiction		16

Deed of indemnity, insurance and access	i

Director’s deed

Date	Locafy Limited ACN 136 737 767 of 246 Churchill Avenue, Subiaco WA 6008 (Company)

Parties	[Name] [Address] (Director)

Background

A.	The Director is an Officer of the Company and may from time to time be an Officer of other Group Entities.

B.	The Company has agreed to indemnify the Director in respect of certain liabilities incurred by the Director while acting as an Officer of any Group Entity.

C.	The Company has agreed to arrange insurance for the benefit of the Director against certain risks to which the Director is exposed as an Officer of any Group Entity.

D.	The Company and the Director have agreed to regulate in certain respects the right of access the Director has to Corporate Records and the Company further wishes to clarify the Director’s duty to preserve the confidentiality of Confidential Information.

Operative provisions

1.	Definitions and interpretation

1.1	Definitions

In this deed:

Abandoned means, in relation to Indemnified Proceedings, if the claimant does not serve legal proceedings on the Director within 24 months after the date on which the Director gives notice to the Company under clause 4.1.

Access Request has the meaning given to it in clause 6.4.

Board means, in relation to a Group Entity, the board of directors of that Group Entity from time to time.

Business Day means a day that is not a Saturday, Sunday or public holiday and on which banks are open for business generally in Perth, Western Australia.

Confidential Information means any information contained in any Corporate Records of any Group Entity which is confidential to any Group Entity or to a third party, other than Public Information.

Corporate Records means, in relation to a Group Entity:

(a)	all books and records in any form that the Group Entity is required by law to keep;

(b)	all documents which that Group Entity circulates or makes available to any director or any other Officer of that Group Entity for the purposes of meetings of the Board or of any committee of the Board of that Group Entity; and

(c)	all documents in the possession, custody or control of that Group Entity which are referred to in any of the books, records or documents described in paragraphs (a) and (b),

during the period in which the Director is an Officer of that Group Entity.

Corporations Act means the Corporations Act 2001 (Cth).

Counterclaim has the meaning given in clause 4.4(c).

Counsel has the meaning given in clause 8.1.

Court has the meaning given in section 58AA of the Corporations Act.

Group Entities means the Company and its Subsidiaries.

GST has the meaning given in the GST Act.

GST Act means the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

Indemnified Proceedings has the meaning given in clause 4.1.

Indemnity has the meaning given in clause 2.1.

Instructing Party has the meaning given in clause 8.1.

Insurance Cover means a contract insuring the Director against:

(a)	liabilities incurred by the Director as an Officer of a Group Entity, other than liabilities which, if insured under the contract, would result in the Company being prohibited by law from paying any part of the insurance premium for the contract unless the Director pays the Prohibited Premium in accordance with clause 5.2; and

(b)	liabilities for Legal Costs.

Legal Costs means all reasonable legal costs and disbursements incurred by the Director as an Officer of a Group Entity or as a consequence of having been an Officer of a Group Entity:

(a)	in obtaining advice or preparing for, responding to, defending or resisting, or otherwise in connection with, any Proceedings; or

(b)	in challenging any rejection of a Director’s claim by the provider of the Company’s Insurance Cover.

Officer means an officer of a company as defined in section 9 of the Corporations Act.

Opinion has the meaning given in clause 8.1.

Privileged Document means all or part of any Corporate Record to which legal professional privilege attaches.

Proceedings means any:

(a)	litigation, arbitration, expert determination or other procedure for resolution of civil disputes in any court, tribunal or other forum; and

(b)	any inquiry, investigation or proceedings by any Regulatory Authority,

involving or relating to the Director personally or a Group Entity or its affairs.

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Prohibited Premium has the meaning given in clause 5.2.

Public Information means any information contained in the Corporate Records of any Group Entity that is in or comes into the public domain, other than as a result of a breach of this deed or a breach by any person of an obligation of confidence.

Regulatory Authority means:

(a)	any government or local authority and any department, minister or agency of any government; and

(b)	any other authority, agency, commission or similar entity having powers or jurisdiction under any law or regulation or the listing rules of any recognised stock or securities exchange.

Relevant Company means:

(a)	the Company;

(b)	any Subsidiary in respect of which the Director was appointed as an Officer before, at or after the date of this deed; and

(c)	any other company in respect of which the Director was appointed as an Officer before, at or after the date of this deed at the nomination of any company referred to in paragraph (a) or (b).

Relevant Period means the period starting on the date the Director is appointed as an Officer of a Group Entity and ending on the later of:

(a)	the date which is 7 years after the date on which the Director ceases to hold any office as an Officer of a Group Entity; and

(b)	if any Indemnified Proceedings are outstanding on the date referred to in paragraph (a), the date that all those Indemnified Proceedings become either Abandoned or Resolved.

Resolved means, in relation to Indemnified Proceedings:

(a)	the claimant withdrawing the Indemnified Proceedings;

(b)	all parties to the Indemnified Proceedings agreeing in writing on a settlement of the Indemnified Proceedings;

(c)	a court of competent jurisdiction, arbitrator or expert appointed for the purposes of an expert determination, making a final award of relief, or a determination that no relief should be granted, in respect of the Indemnified Proceedings; or

(d)	the completion by any Regulatory Authority of an inquiry.

Retirement Date means, in relation to a Group Entity, the date on which the Director ceases to hold office as Officer of that Group Entity (provided that for the purposes of this definition the Director is taken not to cease to hold office as a director of the Group Entity where the Director retires by rotation at a general meeting of the Group Entity held in accordance with the Group Entity’s constitution or the listing rules of ASX Limited and is re-elected as a director of the Group Entity at that general meeting or any adjournment of it).

Subsidiary has the meaning given in section 9 of the Corporations Act and refers to any corporation which before, at or after the date of this deed was, is or becomes a subsidiary of the Company.

Deed of indemnity, insurance and access	3

Tax means any tax, levy, excise, duty, charge, surcharge, contribution, withholding tax, impost or withholding obligation of whatever nature, whether direct or indirect, by whatever method collected or recovered, together with any fees, penalties, fines, interest or statutory charges.

1.2	Business Days

If the day on which any act is to be done under this deed is a day other than a Business Day, the act must be done on the immediately preceding Business Day except where this deed expressly specifies otherwise.

1.3	Interpretation

In this deed headings are for convenience only and do not affect interpretation and, unless the contrary intention appears:

(a)	a word importing the singular includes the plural and vice versa, and a word of any gender includes the corresponding words of any other gender;

(b)	the word including or any other form of that word is not a word of limitation;

(c)	if a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase has a corresponding meaning;

(d)	a reference to a person includes an individual, the estate of an individual, a corporation, a Regulatory Authority, an incorporated or unincorporated association or parties in a joint venture, a partnership and a trust;

(e)	a reference to a party includes that party’s executors, administrators, successors and permitted assigns, including persons taking by way of novation and, in the case of a trustee, includes any substituted or additional trustee;

(f)	a reference to a document or a provision of a document is to that document or provision as varied, novated, ratified or replaced from time to time;

(g)	a reference to this deed is a reference to this deed as varied, novated, ratified or replaced from time to time;

(h)	a reference to a party, clause, schedule, exhibit, attachment or annexure is a reference to a party, clause, schedule, exhibit, attachment or annexure to or of this deed, and a reference to this deed includes all schedules, exhibits, attachments and annexures to it;

(i)	a reference to a statute includes any regulations or other instruments made under it (delegated legislation) and a reference to a statute or delegated legislation or a provision of either includes consolidations, amendments, re-enactments and replacements;

(j)	a reference to $ or dollar is to Australian currency; and

(k)	this deed must not be construed adversely to a party just because that party prepared it or caused it to be prepared.

2.	Indemnity

2.1	Indemnity against liabilities incurred

To the maximum extent permitted by law, the Company indemnifies the Director against, and must pay to the Director on demand the amount of, any loss, cost, charge, damage, expense or other liability suffered or incurred by the Director as an Officer of any Group Entity or as a consequence of having been an Officer of any Group Entity, including any liability arising out of or in connection with any negligence, breach of duty or breach of true (Indemnity).

Deed of indemnity, insurance and access	4

2.2	Indemnity not to extend to certain matters

The Indemnity does not extend to indemnify the Director:

(a)	in bringing or prosecuting any claim, unless the claim is a claim in the nature of:

(i)	a challenge to any rejection of a Director’s claim by the provider of the Company’s Insurance Cover; or

(ii)	a cross-claim or a third-party claim for contribution or indemnity in, and results directly from, any Proceedings in respect of which the Director has made a claim under the Indemnity; or

(b)	to the extent that the amount of the claim under the Indemnity is increased as a result of the failure of the Director to comply with the Director’s obligations under clause 4.2 or 4.4; or

(c)	against any loss, cost, charge, damage, expense or other liability suffered or incurred by the Director arising out of or in connection with any pecuniary penalty order in relation to a Relevant Company under section 1317G of the Corporations Act or any compensation order in relation to a Relevant Company under section 1317H of the Corporations Act; or

(d)	against any loss, cost, charge, damage, expense or other liability suffered or incurred by the Director arising out of or in connection with any negligence, breach of duty or breach of trust in relation to a Relevant Company of which the Director is found to be guilty by a Court.

2.3	Payments under the Indemnity

The Company must pay any amount due to the Director under the Indemnity within 5 Business Days after the date on which the Director provides evidence reasonably satisfactory to the Company (in its sole and absolute discretion) that the Director has suffered or incurred the relevant loss, cost, charge, damage, expense or other liability.

2.4	No deduction

Any payment to be made under the Indemnity must be made free and clear of any set-off, deduction, or withholding, except where the set-off, deduction or withholding is required or compelled by law.

2.5	Taxation

If for any reason the Director incurs a liability under any law relating to Tax in respect of a payment received by the Director under the Indemnity or taken to be received under the Indemnity, then the Company must pay to the Director an amount sufficient to ensure that the amount received by the Director equals the full amount that would have been received by the Director if that liability had not been incurred.

2.6	Repayment

If the Company pays an amount to the Director under the Indemnity (including any amount the Company advances to the Director under clause 2.10(b) or clause 3.1), to the extent that:

(a)	it is subsequently determined that the Company is prohibited under the Corporations Act or any other legislation from indemnifying the Director in respect of the liability to which the amounts paid or advanced relate;

Deed of indemnity, insurance and access	5

(b)	after the amount is paid or advanced, the Director receives any payment, benefit or credit from a third party in respect of the liability to which the amounts paid or advanced relate; or

(c)	the Director receives a payment under clause 3.1 which exceeds the actual Legal Costs,

(each a Repayment Event) the Director must, within 30 Business Days of the date of the Repayment Event, repay that amount to the Company, together with any additional amount paid to the Director under clause 2.4 in respect of that amount.

2.7	Time limit

The Indemnity continues in full force and effect after the Director has ceased to be an Officer of a Group Entity until it is terminated automatically on the earlier of:

(a)	the end of the Relevant Period; and

(b)	the date which is 20 Business Days after the date on which the Company gives notice to the Director terminating the Indemnity on the basis that it would be unreasonable in the circumstances for the Company to continue to provide the benefit of the Indemnity to the Director.

2.8	Effect of termination of Indemnity

In the Indemnity is terminated in accordance with clause 2.7(b) the Director retains all rights against the Company in respect of any claim under the Indemnity made before termination.

2.9	Operation of Indemnity

Without limiting any other provision of this deed, the parties agree that it is not necessary for the Director to incur expense or to make any payment before enforcing any right to claim under the Indemnity.

2.10	Rights against third parties

If the Director is insured (other than under the Insurance Cover) or has the benefit of an indemnity from any person (other than the Company) in connection with any loss, cost, charge, damage, expense or other liability which the Company is required to pay to the Director under the Indemnity:

(a)	the Director must promptly take all reasonable steps to claim under the other insurance policy or the other indemnity; and

(b)	to the extent necessary to ensure that the Director receives the full benefit of any other insurance cover or other indemnity, any payment made to the Director under clause 2.1 will be taken to be an advance which is repayable in accordance with clause 2.6.

2.11	Subrogation rights

If the Company pays an amount to the Director under the Indemnity in respect of a matter:

(a)	the Director must take all steps reasonably requested by the Company to subrogate the Company to any rights of the Director against any person in respect of that matter; and

(b)	if subrogation does not occur the Director must take all action as the Company reasonably requests to pursue his or her rights against any person in respect of that matter and:

(i)	the Director must account to the Company for any amounts recovered from that person less the amount of any loss, cost, charge, damage, expense or other liability suffered or incurred by the Director in taking action under this clause 2.11(b); and

Deed of indemnity, insurance and access	6

(ii)	the Company indemnifies the Director against, and must pay to the Director on demand the amount of, any loss, cost, charge, damage, expense or other liability suffered or incurred by the Director in taking action under this clause 2.11(b) that is not recovered and retained by the Director under clause 2.11(b)(i).

3.	Director’s costs for advice

3.1	Advance by Company

The Company must advance to the Director the amount of the Director’s Legal Costs on terms (including as to interest, repayment and security) the Company reasonably determines. The Company must advance any amount it is required to advance to the Director under this clause 3.1 within 5 Business Days after the date on which the Director provides evidence reasonably satisfactory to the Company (in its sole and absolute discretion) that the Director has incurred, or is likely to incur, the relevant Legal Costs.

3.2	Treatment of advances

All amounts advanced to the Director under clause 3.1 in respect of Legal Costs will be taken to have been paid to the Director pursuant to the Indemnity except to the extent that it is subsequently determined that the Company is not or was not permitted by law to indemnify the Director in respect of those Legal Costs.

3.3	Costs of other independent professional advice

Without limiting any other provision of this deed, if the Director obtains independent professional advice in performing his or her duties to the Company, the Company must meet the reasonable costs of the advice if:

(a)	the advice is obtained in accordance with any Company policy regarding obtaining that advice; or

(b)	the Board of the Company approves the Director obtaining that advice.

4.	Conduct of claims

4.1	Notification

The Director must immediately notify the Company and any relevant Group Entity on becoming aware that any Proceedings have been commenced or are threatened against the Director which may give rise to a claim by the Director under the Indemnity (Indemnified Proceedings).

4.2	Director’s obligations in relation to Indemnified Proceedings

The Director must:

(a)	at the same time as the Director gives notice of any Proceedings under clause 4.1, give the Company and any relevant Group Entity a copy of all materials served on or otherwise within the possession of the Director in connection with any Indemnified Proceedings unless the Director receives written legal advice that to do so would be reasonably likely to prejudice materially the interests of the Director; and

Deed of indemnity, insurance and access	7

(b)	not make any admission of liability, agreement, settlement or compromise in relation to any Indemnified Proceedings without the prior written consent of the Company, which consent must not be unreasonably withheld or delayed.

4.3	Company’s right to assume conduct of claim

The Company may, within 30 Business Days after the Director gives notice under clause 4.1, give notice to the Director assuming the conduct of the negotiation or defence of any Indemnified Proceedings, either by itself or jointly with an insurer, except to the extent that the interests of the Director and of the Company might reasonably be expected to conflict in relation to the Indemnified Proceedings.

4.4	Director’s obligations where Company assumes conduct

If the Company gives notice under clause 4.3 assuming the conduct of any Indemnified Proceedings, the Director must, in addition to complying with his or her obligations under clause 4.2:

(a)	take all action that the Company may reasonably request to avoid, dispute, resist, defend, appeal, compromise or mitigate the Indemnified Proceedings;

(b)	give the Company and each relevant Group Entity all other information and assistance as the Company may reasonably require in relation to the Indemnified Proceedings and in particular must sign all documents as the Company reasonably requires for the conduct of the Indemnified Proceedings; and

(c)	if requested to do so by the Company, give the Company and each relevant Group Entity all reasonable assistance to enable the relevant Group Entity or its insurers to be subrogated to and enjoy the benefit of the Director’s rights against any third party in relation to the Indemnified Proceedings or any claim or counterclaim in connection with the Indemnified Proceedings (Counterclaim).

4.5	Company’s obligations where Company assumes conduct

If the Company gives notice under clause 4.3 assuming the conduct of any Indemnified Proceedings, the Company:

(a)	must ensure that the Indemnified Proceedings and any Counterclaim are conducted under the management and control of the Company or its insurers;

(b)	must give the Director all information as the Director may reasonably require in relation to the conduct of the Indemnified Proceedings and any Counterclaim, and consult with the Director to the extent practicable in relation to the conduct of the Indemnified Proceedings and any Counterclaim’

(c)	must not without the Director’s prior consent take any action in respect of the Indemnified Proceedings or any Counterclaim that prejudices the Indemnity; and

(d)	indemnifies the Director against, and must pay to the Director on demand the amount of, any reasonable cost or expense suffered or incurred by the Director arising out of or in connection with any action the Director takes under clause 4.4 or otherwise in connection with the Indemnified Proceedings or any Counterclaim.

4.6	Counsel’s Opinion on settlement

If the Director does not provide any consent requested under clause 4.5(c), the Company may instruct a Queen’s Counsel or Senior Counsel in accordance with clause 8 to provide a legal opinion on whether it is reasonable to make an admission of liability, agreement, settlement or compromise in relation to the Indemnified Proceedings.

Deed of indemnity, insurance and access	8

4.7	Conflict of interest

If the Company and the Director agree that the interests of the Director and of the Company might reasonably be expected to conflict in relation to any Indemnified Proceedings or any Counterclaim:

(a)	the Director is entitled to engage separate legal advisers of his or her choice in respect of the conduct of the Indemnified Proceedings and any Counterclaim; and

(b)	if the Company has assumed conduct of the Indemnified Proceedings under clause 4.3, the Company must withdraw from the conduct of the Indemnified Proceedings and any Counterclaim on behalf of the Director.

4.8	Counsel’s Opinion on conflict of interest

If the Company and the Director cannot agree on whether there is a conflict of interest for the purposes of clause 4.7, the Company or the Director may instruct a Queen’s Counsel or Senior Counsel in accordance with clause 8 to provide a legal opinion on whether the interests of the Director and of the Company might reasonably be expected to conflict in relation to any Indemnified Proceedings or any Counterclaim.

5.	Insurance Cover

5.1	Insurance Cover during Relevant Period

To the maximum extent permitted by law, the Company must use its best endeavours to obtain and maintain in full force and effect during the Relevant Period Insurance Cover for the benefit of the Director on terms that are not materially less favourable to the Director than:

(a)	the terms of the directors’ and officers’ insurance policy applicable to the directors of the Company at the time the Insurance Cover is effected or renewed for the Director from time to time (notwithstanding that the Director has ceased to be an Officer of the Company); or

(b)	if there is no insurance policy of this type at that time, the terms of a directors’ and officers’ insurance policy typically maintained at that time by other groups of companies similar to the Group Entities and which would have been available to the Group Entities at the relevant time, to the extent that coverage of this type is available on the market on terms and at a cost which the Company considers reasonable, having regard to the amount of cover, the scope of cover, the excess and other terms that would be relevant to a director.

5.2	Insurance premium

To the extent the Company or a Group Entity is prohibited by law from paying the insurance premium for a contract insuring the Director as an Officer of a Group Entity against certain liabilities (Prohibited Premium), the Company must give, and must procure that each Group Entity gives, the Director a reasonable opportunity to contribute the Prohibited Premium if it is reasonable for the Director to do so.

5.3	Company’s other obligations

If the Company obtains Insurance Cover as contemplated by clause 5.1, the Company must (and must procure that each Group Entity must):

(a)	not do or permit to be done anything which prejudices or renders any part of the Insurance Cover void, voidable or unenforceable, and must immediately rectify anything reasonably within its control which might prejudice or render any part of the Insurance Cover void, voidable or unenforceable, or might prejudice recovery under it;

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(b)	if requested by the Director to do so, provide the Director with a certificate of insurance for the Insurance Cover once in every 12 month period and within 20 Business Days after receipt of the certificate;

(c)	make the policy relating to the Insurance Cover available for the Director to inspect upon reasonable notice at the Company’s registered office or principal place of business between 9.00 am and 5.00 pm on any Business Day, except where that disclosure would involve a breach of the terms of the policy; and

(d)	notify the Director immediately in writing if, for any reason, the Insurance Cover is cancelled or not renewed.

5.4	Director’s obligations

If the Company obtains Insurance Cover as contemplated by clause 5.1, the Director must:

(a)	take all steps as the Company may reasonably require to enable the Company to take out and maintain the Insurance Cover at the Company’s expense;

(b)	at all times comply with all obligations and requirements of the Director under the Insurance Cover;

(c)	not do or permit to be done anything which prejudices or renders any part of the Insurance Cover void, voidable or unenforceable, and must immediately rectify anything reasonably within the Director’s control which might prejudice or render any part of the Insurance Cover void, voidable or unenforceable, or might prejudice recovery under it;

(d)	immediately inform the Company and the insurer in writing on becoming aware of any circumstances which could give rise to a claim under the policy relating to the Insurance Cover; and

(e)	immediately inform the Company in writing on becoming aware of anything done or omitted to be done which is reasonably likely to prejudice the Insurance Cover.

5.5	Disclosure

Before the Company obtains Insurance Cover, each party must disclose to the proposed insurer and to the other party (and, in the case of the Director, to each Group Entity of which the Director is an Officer) all facts material to the insurer’s risk, including the existence of this deed.

6.	Corporate Records

6.1	Maintenance

The Company must:

(a)	use reasonable endeavours to maintain during the Relevant Period a complete set of Corporate Records in relation to the Company; and

(b)	procure that each other Group Entity uses reasonable endeavours to maintain during the Relevant Period a complete set of Corporate Records in relation to that Group Entity,

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where there are reasonable grounds to believe that the relevant Corporate Record will be relevant to any Proceedings commenced or threatened in writing before the expiry of that 10 year period.

6.2	Ownership

The Director acknowledges that the Company or the relevant Group Entity retains ownership of copies of all Corporate Records of any Group Entity provided to the Director while an Officer of the Company.

6.3	Return or destruction

Immediately upon the Director ceasing to be an Officer of the Company, the Director must:

(a)	return to the Company or destroy all copies of Corporate Records relating to any Group Entity which the Director possesses, has power over or controls;

(b)	delete all copies of Corporate Records relating to any Group Entity that are contained on any computer, database or other electronic means of data storage which the Director possesses, has power over or controls; and

(c)	provide a written confirmation to the Company that he or she has complied with this clause 6.3.

The obligations of the Director in this clause 6.3 also apply immediately upon the Director ceasing to require, for the purpose for which it was provided, any information provided to the Director in response to an Access Request.

6.4	Requests for access to Corporate Records

In addition to any other rights of access that the Director has under the Corporations Act, the Director may at any time during the Relevant Period request access to the Corporate Records of any Group Entity that may be relevant to any Proceedings commenced before the date which is 7 years after the Retirement Date by giving notice in writing to the company secretary of the Company identifying generally the Corporate Records to which the Director seeks access and stating the purpose for which the Director seeks access to those Corporate Records (Access Request).

6.5	Response to Access Request

The Company must consider any Access Request within 5 Business Days after it is received by the company secretary and must approve the Access Request except to the extent that the Board of the Company, acting in good faith, considers that:

(a)	the Director is seeking access to the relevant Corporate Records for the purposes of bringing or prosecuting any claim against any Group Entity; or

(b)	granting the Director access to the relevant Corporate Records:

(i)	would have a material adverse effect on the ability of any Group Entity to perform any of its obligations under any agreement or arrangement to which it is party or on any other aspect of the business or operations of any Group Entity; or

(ii)	might reasonably be expected to result in any Group Entity waiving or otherwise prejudicing legal professional privilege attaching to any Privileged Document in circumstances where the waiver of that privilege would be reasonably likely to prejudice materially the interests of the relevant Group Entity.

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6.6	Counsel’s Opinion in relation to an Access Request

If the Company refuses an Access Request, the Director may instruct a Queen’s Counsel or Senior Counsel in accordance with clause 8.1 to provide a legal opinion on whether the Company has the right under clause 6.5 to do so.

6.7	Manner of access to Corporate Records

If the Company approves any Access Request, the Company must:

(a)	allow the Director and, provided the Director complies with clause 6.9(b), the Director’s legal advisers on reasonable notice to inspect and take copies (at the Company’s expense) of the Corporate Records which are the subject of the Access Request at the registered office or principal place of business of the Company between 9.00 am and 5.00 pm on any Business Day;

(b)	provide all information, assistance and facilities as the Director and, provided the Director complies with clause 6.9(b), the Director’s legal advisors may reasonably require in order to inspect, and make and take away copies of, the Corporate Records which are the subject of the Access Request.

6.8	Confidential Information

If in response to an Access Request the Director is granted access to Confidential Information, the Director must observe the same duties of confidentiality in relation to the Confidential Information as applied while the Director was an Officer of the Company and must not without the Company’s prior written consent disclose the Confidential Information to any person.

6.9	Permitted disclosure

Notwithstanding clause 6.8, the Director may disclose Confidential Information:

(a)	to the Director’s insurer or prospective insurer in connection with effecting, maintaining or complying with the terms of an insurance policy;

(b)	to the Director’s legal or financial advisers for the purposes of preparing for, responding to, defending or resisting, or otherwise in connection with any Proceedings provided that the Director has first obtained undertakings of confidentiality from those advisers in relation to the Confidential Information;

(c)	where the disclosure of the Confidential Information is required by law or the rules of a recognised stock or securities exchange; or

(d)	where the Director reasonably requires disclosure of the Confidential Information for the purposes of any Indemnified Proceedings and:

(i)	the Director reasonably believes that disclosure of the Confidential Information would not materially prejudice the interests of any Group Entity;

(ii)	the Director has given the Company not less than 5 Business Days notice of the Director’s intention to disclose the Confidential Information; and

(iii)	the Director uses best endeavours to ensure that the confidentiality of the Confidential Information is maintained.

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7.	Privileged documents

7.1	Joint or multiple privilege

Where the Company and the Director both have the benefit of legal professional privilege in respect of a Privileged Document forming part of the Corporate Records, then neither party may waive that privilege:

(a)	without the written consent of the other, which consent must not be unreasonably withheld; and

(b)	where persons other than the Company or the Director also have the benefit of that privilege, without the written consent of those persons.

7.2	Withholding consent

Notwithstanding any other provision of this deed, it will be reasonable for a party to withhold consent to a waiver of privilege where the party requested to waive the privilege reasonably determines that the waiver of privilege would materially prejudice its interests.

7.3	Access for defence of Proceedings

Unless clause 7.2 applies, the Company may not refuse to consent to a waiver of privilege where the Director reasonably requires access to and copies of documents for the defence of any Proceedings.

7.4	Retainers

By its execution of this deed the Company will be deemed to have instructed its legal advisers from time to time that all legal advice provided to the Company in relation to any Proceedings which may be relevant to the Director is also to be provided for the Director’s benefit, so that the Director has the benefit of legal professional privilege in relation to that advice, except where, at the time the advice is obtained, the interests of the Company and the Director are in conflict.

8.	Counsel’s Opinion

8.1	Appointment of Counsel

If a party (Instructing Party) has the right under this deed to instruct a Queen’s Counsel or Senior Counsel to provide an opinion in relation to a specific matter (Opinion) the Instructing Party must appoint a Queen’s Counsel or Senior Counsel agreed by the Company and the Director in writing, or failing agreement within 10 Business Days, appointed by the President of the Western Australian Bar Association, or his or her nominee, to appoint a barrister who:

(a)	is a Queen’s Counsel or Senior Counsel;

(b)	practices at the Western Australian Bar; and

(c)	has company law expertise,

(Counsel) to provide the Opinion in accordance with clause 8.2.

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8.2	Counsel’s Opinion

The Instructing Party must procure that Counsel provides the Opinion in accordance with the following provisions:

(a)	the Instructing Party must instruct Counsel to provide a copy of Counsel’s written Opinion to the Company and the Director within the shortest possible time but, in any event, within 20 Business Days after the date on which Counsel is instructed to provide the Opinion;

(b)	the Company and the Director must provide Counsel with any information and assistance reasonably required by Counsel to enable Counsel to provide the Opinion;

(c)	Counsel will act as an independent expert and not as an arbitrator and the Opinion of Counsel will be final and binding on the Director and the Company; and

(d)	the costs of Counsel in connection with the Opinion are payable by the Company.

8.3	Further acts and documents

The Company and the Director must do all things necessary, and execute all documents, authorities and directions as are required by the Instructing Party to give effect to Counsel’s advice as set out in the Opinion.

9.	GST

9.1	Interpretation

The parties agree that:

(a)	except where the context suggests otherwise, terms used in this clause 8 have the meanings given to those terms by the GST Act (as amended from time to time);

(b)	any part of a supply that is treated as separate supply for GST purposes (including attributing GST payable to tax periods) will be treated as a separate supply for the purposes of this clause 8; and

(c)	any consideration that is specified to be inclusive of GST must not be taken into account in calculating the GST payable in relation to a supply for the purpose of this clause 8.

9.2	Reimbursements and similar payments

Any payment or reimbursement required to be made under this deed that is calculated by reference to a cost, expense, or other amount paid or incurred will be limited to the total cost, expense or amount less the amount of any input tax credit to which an entity is entitled for the acquisition to which the cost, expense or amount relates.

9.3	GST payable

If GST is payable in relation to a supply made under or in connection with this deed then any party (Recipient) that is required to provide consideration to another party (Supplier) for that supply must pay an additional amount to the Supplier equal to the amount of that GST at the same time as other consideration is to be provided for that supply or, if later, within 5 Business Days of the Supplier providing a valid tax invoice to the Recipient.

9.4	Variation

If the GST payable in relation to a supply made under or in connection with this deed varies from the additional amount paid by the Recipient under clause 9.3 then the Supplier must provide a corresponding refund or credit to, or will be entitled to receive the amount of that variation from, the Recipient. Any ruling, advice, document or other information received by the Recipient from the Australian Tax Office in relation to any supply made under this deed will be conclusive as to the GST payable in relation to that supply. Any payment, credit or refund under this paragraph is deemed to be a payment, credit or refund of the additional amount payable under clause 9.3.

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10.	Notices

10.1	How notice to be given

Each communication (including each notice, consent, approval, request and demand) under or in connection with this deed:

(a)	may be given by personal service or post;

(b)	must be in writing and in English (or accompanied by a certified translation into English);

(c)	must be addressed as follows (or as otherwise notified by that party to each other party from time to time):

(i)	if to the Company:

Attention:

Address:

(ii)	if to the Director:

Attention:

Address:

(d)	(in the case of personal service or post) must be signed by the party making it or (on that party’s behalf) by the solicitor for, or any attorney, director, secretary or authorised agent of, that party; and

(e)	must be delivered by hand or posted by prepaid post to the address of the addressee, in accordance with clause 10.1(c).

10.2	When notice taken to be received

Each communication (including each notice, consent, approval, request and demand) under or in connection with this deed is taken to be received by the addressee:

(a)	(in the case of prepaid post sent to an address in the same country) on the third day after the date of posting;

(b)	(in the case of prepaid post sent to an address in another country) on the fifth day after the date of posting by airmail; and

(c)	(in the case of delivery by hand) on delivery,

but if the communication would otherwise be taken to be received on a day that is not a working day or after 5.00 pm, it is taken to be received at 9.00 am on the next working day (“working day” meaning a day that is not a Saturday, Sunday or public holiday and on which banks are open for business generally, in the place to which the communication is posted, sent or delivered).

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11.	General

11.1	Amendments

This deed may only be varied by a deed executed by or on behalf of each party.

11.2	Assignment

A party cannot assign or otherwise transfer any of its rights under this deed without the prior consent of the other party.

11.3	Consents

Unless this deed expressly provides otherwise, a consent under this deed may be given or withheld in the absolute discretion of the party entitled to give the consent and to be effective must be given in writing.

11.4	Costs

Except as otherwise provided in this deed, each party must pay its own costs and expenses in connection with negotiating, preparing, executing and performing this deed.

11.5	Counterparts

This deed may be executed in any number of counterparts and by the parties on separate counterparts. Each counterpart constitutes the deed of each party who has executed and delivered that counterpart.

11.6	Entire agreement

To the extent permitted by law, this deed constitutes the entire agreement between the parties in relation to its subject matter and supersedes all previous agreements and understandings between the parties in relation to its subject matter.

11.7	Severance

If any provision or part of a provision of this deed is held or found to be void, invalid or otherwise unenforceable (whether in respect of a particular party or generally), it will be deemed to be severed to the extent that it is void or to the extent of voidability, invalidity or unenforceability, but the remainder of that provision will remain in full force and effect.

11.8	Stamp duties

The Company:

(a)	must pay all stamp duties and other duties, together with any related fees, penalties, fines, interest or statutory charges, and similar Taxes in respect of this deed, the performance of this deed and each transaction effected or contemplated by or made under this deed; and

(b)	indemnifies the Director against, and must pay to the Director on demand the amount of, any loss, cost, charge, damage, expense or other liability suffered or incurred by the Director arising out of or in connection with any delay or failure to comply with clause 11.8(a).

11.9	Waivers

Without limiting any other provision of this deed, the parties agree that:

(a)	failure to exercise or enforce, or a delay in exercising or enforcing, or the partial exercise or enforcement of, a right, power or remedy provided by law or under this deed by a party does not preclude, or operate as a waiver of, the exercise or enforcement, or further exercise or enforcement, of that or any other right, power or remedy provided by law or under this deed;

(b)	a waiver given by a party under this deed is only effective and binding on that party if it is given or confirmed in writing by that party; and

(c)	no waiver of a breach of a term of this deed operates as a waiver of another breach of that term or of a breach of any other term of this deed.

12.	Governing law and jurisdiction

This deed is governed by the law applying in Western Australia. Each party irrevocably submits to the non-exclusive jurisdiction of the courts having jurisdiction in that state and the courts competent to determine appeals from those courts, with respect to any proceedings that may be brought at any time relating to this deed and waives any objection it may have now or in the future to the venue of any proceedings, and any claim it may have now or in the future that any proceedings have been brought in an inconvenient forum, if that venue falls within this clause 12.

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Executed as a deed.

Executed by Locafy Limited ACN 136 737 767 in accordance with section 127 of the Corporations Act 2001 (Cth):

Signature of director	Signature of company secretary/director

Full name of director	Full name of company secretary/director

Signed, sealed and delivered by in the presence of:

Signature of witness	Signature

Full name of witness

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